Exhibit 99.1

NeuroMetrix Reports Preliminary Financial Highlights for 2015

WALTHAM, Mass.--(BUSINESS WIRE)-- NeuroMetrix, Inc. (Nasdaq: NURO), an innovative healthcare company that develops wearable medical technology and point-of-care tests that help patients and physicians better manage chronic pain, nerve diseases, and sleep disorders, today reported preliminary financial highlights for the fourth quarter and for the full year 2015.

Revenue for the fourth quarter of 2015 is estimated at approximately $2.7 million in comparison with $2.1 million in Q3 2015 and $1.4 million in Q4 2014. During the fourth quarter of 2015 the Company shipped 6,675 Quell® devices plus electrodes and accessories with an estimated invoiced value of approximately $1.5 million in comparison with 4,514 devices plus electrodes and accessories with an invoiced value of $1.0 million in Q3 2015.

For the full year 2015, revenue is estimated at approximately $7.3 million in comparison with $5.5 million in 2014. Approximately 13,800 Quell devices were shipped in 2015. The Company reported approximately $12.4 million in cash and cash equivalents at the end of 2015.

“Quell turned in 48% unit volume growth in Q4 over Q3. This continues the strong upward trend we’ve reported since product release in Q2 2015,” said Shai N. Gozani, M.D., Ph.D. President and CEO of NeuroMetrix, Inc. “At this early stage, device shipment growth is the key metric for overall demand and is a positive early indicator of future electrode revenue. Consumer interest reflected in these Quell shipments positions us well to expand distribution during 2016.”

Note Regarding Forward-Looking Statements

This press release contains estimates underlying the Q4 and full year 2015 financial results and other forward-looking statements. Actual results may differ from those indicated as a result of finalization of fourth quarter and full year financial statements as well as other risks and uncertainties, including those described from time to time in reports filed by NeuroMetrix with the Securities and Exchange Commission. NeuroMetrix undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with the Company's business, please refer to the Company's filings with the Securities and Exchange Commission.

About Quell

Quell utilizes NeuroMetrix's patented neurostimulation technology to provide widespread relief from chronic pain. The advanced wearable device is lightweight and can be worn during the day while active, and at night while sleeping. It has been cleared by the FDA for treatment of chronic pain without a prescription. In a recent study, 81% of Quell users reported an improvement in their chronic pain. Quell includes a smartphone app that tracks and personalizes users’ pain therapy. It is available for purchase at QuellRelief.com, selected retailers and healthcare professionals.

About NeuroMetrix

NeuroMetrix is an innovative healthcare company that develops wearable medical technology and point-of-care tests that help patients and physicians better manage chronic pain, nerve diseases, and sleep disorders. The company is located in Waltham, Massachusetts and was founded as a spinoff from the Harvard-MIT Division of Health Sciences and Technology in 1996. For more information, please visit www.NeuroMetrix.com.

NeuroMetrix, Inc.

Thomas T. Higgins, 781-314-2761

SVP and Chief Financial Officer

neurometrix.ir@neurometrix.com

Source: NeuroMetrix, Inc.

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